Exhibit 99.1

GSI Technology, Inc. Reports Third-Quarter Fiscal 2010 Results

SANTA CLARA, Calif.--February 4, 2010--GSI Technology, Inc. (Nasdaq: GSIT) reported its twenty-fifth consecutive quarter of profitability with net income of $2.0 million, or $0.07 per diluted share, on net revenues of $17.4 million in its third fiscal quarter ended December 31, 2009. In the three months ended December 31, 2008 the Company earned $1.5 million, or $0.05 per diluted share, on net revenues of $14.0 million.

For the nine months ended December 31, 2009, the Company reported net income of $6.6 million, or $0.24 per diluted share, on net revenues of $46.3 million compared to net income of $8.1 million, or $0.28 per diluted share, on net revenues of $48.5 million in the nine months ended December 31, 2008.

Third-quarter fiscal 2010 net revenues increased by $2.8 million, or 18.8%, from $14.7 million in the second quarter; of the increase in third-quarter revenues, $1.9 million (compared to $349,000 in the second quarter) was attributable to the August 2009 acquisition of substantially all the assets of Sony Electronics' SRAM product line.

Gross margin and operating margin were 43.0% and 13.5%, respectively, in the third quarter of fiscal 2010 compared to 44.4% and 10.3%, respectively, in the prior quarter; in the third quarter of fiscal 2009, gross margin and operating margin were 42.7% and 15.1%, respectively. Third-quarter 2010 gross margin reflects approximately $150,000 in cost of goods sold related to masks valued at approximately $600,000 that were acquired in the Sony acquisition and are being amortized over four quarters.

Operating expenses, which had been expected to decrease sequentially by as much as $300,000, increased by $150,000 as a reduction of $393,000 in research and development expense was more than offset by an increase of $541,000 in selling, general and administrative expenses. SG&A expenses were $2.8 million, or 16.1% of net revenues, in the third quarter compared to $2.3 million, or 15.5% of net revenues, in the second quarter, and $2.2 million, or 15.6% of net revenues, in the third quarter of fiscal 2009. According to Lee-Lean Shu, Chairman and Chief Executive Officer, “The increase in our third-quarter 2010 SG&A expense reflected acquisition-related expenses of $217,000, which was approximately twice what we had expected, as well as higher-than-anticipated professional fees. Although near-term expenses associated with the Sony acquisition have been somewhat higher than expected, the integration itself is going smoothly."

Third-quarter operating income of $2.3 million was $836,000 higher than in the second quarter. However, because second-quarter results included a one-time gain of $1.1 million associated with the Sony acquisition, third-quarter net income was lower by $435,000, or 17.8%, compared to $2.4 million in the prior quarter despite sequentially higher net revenues and operating margin.

The SigmaQuad line of products accounted for 20.4% of total shipments in the third quarter compared to 17.1% in the prior quarter and 15.9% in the first quarter of fiscal 2010. "The momentum in SigmaQuad sales is a testament to our commitment to remaining the leader in very fast SRAMs," said Shu. "That commitment is evident in two recently announced 65-nanometer product lines. First are the 72-megabit SigmaQuad-IIIe and SigmaDDR-IIIe SRAMs, which began sampling last November and whose revolutionary architecture promises to deliver a level of performance and reliability unmatched by any similar device in today's market. Second are our 144-megabit Type-II SRAMs; sampling since last month, they are already attracting considerable attention among system designers."

Third-quarter direct and indirect sales to Cisco Systems were $6.7 million, or 38.4% of net revenues, compared to $4.8 million, or 32.6% of net revenues, in the prior quarter and $3.6 million, or 25.7% of net revenues in the third quarter of fiscal 2009. Sales to Huawei Technologies were $1.6 million, or 9.3% of net revenues, compared to $1.7 million, or 11.7% of net revenues, in the prior quarter. Military/defense sales were 11.2% of shipments, compared to 14.8% of shipments, in the prior quarter.

Total third-quarter pre-tax stock-based compensation expense was $411,000 compared to $383,000 in the prior quarter and $348,000 in the comparable quarter a year ago.

At December 31, 2009, the Company had $40.8 million in cash, cash equivalents and short-term investments, $21.2 million in long-term investments, $58.5 million in working capital, no debt, and stockholders’ equity of $93.4 million.

Stock Repurchase Program

On November 6, 2008, the Board of Directors authorized the repurchase, at management’s discretion, of up to $10 million of the Company’s common stock. Under the repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. No repurchases were made during the third quarter of fiscal 2010. To date, the Company has repurchased a total of 1,481,962 shares at an average cost of $2.80 per share.

Outlook for Fourth-Quarter Fiscal 2010

We currently expect net revenues in the fourth quarter of fiscal 2010 to be in the range of $18.3 million to $19.1 million with gross margin similar to the third quarter.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2009 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PST (4:30 p.m. EST) today, February 4, 2010. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 52749267. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008

Net revenues	$17,430	$14,676	$14,030	$46,314	$48,468
Cost of goods sold	9,936	8,167	8,034	26,268	26,963

Gross profit	7,494	6,509	5,996	20,046	21,505

Operating expenses:

Research & development	2,335	2,727	1,682	6,658	4,283
Selling, general and administrative	2,814	2,273	2,191	7,147	7,016
Total operating expenses	5,149	5,000	3,873	13,805	11,299

Operating income	2,345	1,509	2,123	6,241	10,206

Interest and other income, net	198	1,340	390	1,832	1,064

Income before income taxes	2,543	2,849	2,513	8,073	11,270
Provision for income taxes	532	403	1,026	1,495	3,185
Net income	$2,011	$2,446	$1,487	$6,578	$8,085

Earnings per share, basic	$0.07	$0.09	$0.05	$0.24	$0.29
Earnings per share, diluted	$0.07	$0.09	$0.05	$0.24	$0.28

Weighted-average shares used in computing per share amounts:

Basic	27,108	26,977	27,996	26,986	28,029
Diluted	27,696	27,592	28,613	27,538	28,751

Stock-based compensation included in the Condensed Consolidated Statement of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008

Cost of goods sold	$74	$76	$75	$216	$220
Research & development	204	179	123	496	324
Selling, general and administrative	133	128	150	372	442
	$411	$383	$348	$1,084	$986

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	December 31, 2009	March 31, 2009
Cash and cash equivalents	$15,185	$12,597
Short-term investments	25,590	34,740
Accounts receivable	9,448	5,622
Inventory	15,795	10,995
Other current assets	4,776	3,417
Net property and equipment	12,170	5,126
Long-term investments	21,222	19,428
Other assets	2,044	748
Total assets	$106,230	$92,673

Current liabilities	$12,310	$7,617
Long-term liabilities	487	351
Stockholders' equity	93,433	84,705
Total liabilities and stockholders' equity	$106,230	$92,673

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-980-8388
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550